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10850 WEST PARK PLACE, SUITE 1200, MILWAUKEE, WI 53224 • 414.973.4300 • ARINET.COM • NASDAQ: ARIS

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FOR IMMEDIATE RELEASE

ARI Network Services Announces Preliminary Third Quarter 2017 Results
Results Indicate Strong Earnings and Cash Flow

Milwaukee, Wis., May 25, 2017 – ARI Network Services, Inc. (NASDAQ: ARIS), an award-winning provider of SaaS, software tools and marketing services that help dealers, distributors and manufacturers Sell More Stuff!™, announced certain preliminary unaudited financial results for its fiscal third quarter 2017 ended April 30, 2017.

"Our preliminary results indicate that we delivered a strong third quarter, with revenues up 12%, diluted EPS of at least double over the prior year, and adjusted EBITDA growing 38% to 42%," said Roy W. Olivier, ARI President and CEO.

Preliminary Third Quarter 2017 Financial Results vs. Third Quarter of 2016 (where applicable):

•	Revenue expected to increase 12%-13% and range between $13.4 million to $13.5 million.
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Fully diluted GAAP earnings per share expected to range between $0.06 to $0.08, compared with $0.03 for the third quarter of last year. The Company completed a tax study in the quarter that is expected to produce tax research and development credits of between $450,000 and $650,000, or between $0.02 and $0.04 per share.

•	Adjusted EBITDA (a non-GAAP measure) to increase 38%-42% and range between $3.0 million to $3.1 million.
•	Cash flow from operations to increase 20%-23% and range between $3.1 million to $3.2 million.
•	Cash and cash equivalents at April 30, 2017 are expected to exceed $5.5 million, with debt outstanding of approximately $15.6 million.

These are preliminary financial results and remain subject to the completion of the Company's customary quarterly close and review procedures. Material adjustments may arise between the date of this press release and the dates on which the Company announces its third quarter fiscal year 2017 results and files its Form 10-Q with the SEC.

Please refer to the note below on forward-looking statements and the risks involved with such statements as well as the note on non-GAAP financial measures.

B. Riley Conference Presentation

ARI announced the preliminary third quarter 2017 results in anticipation of its previously announced presentation at the B. Riley Institutional Investor Conference today at 3:30pm PT. The presentation will be webcast live and may be accessed via the Company’s investor relations website at investor.arinet.com.

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Fiscal 2017 Third Quarter Conference Call

ARI plans to release its full financial results for the third quarter of fiscal 2017 after U.S. markets close on Thursday, June 8, 2017. Further details will be announced at a later date.

Non-GAAP Measures

Adjusted EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization, excluding stock-based compensation. Management believes Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers Adjusted EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate Adjusted EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies. A reconciliation of net income to Adjusted EBITDA can be found at the Company’s investor relations website.

About ARI

ARI Network Services, Inc. (ARI) (NASDAQ: ARIS) offers an award-winning suite of SaaS, software tools, and marketing services to help dealers, equipment manufacturers and distributors in selected vertical markets Sell More Stuff!™ – online and in-store. Our innovative products are powered by a proprietary data repository of enriched original equipment and aftermarket electronic content spanning more than 17 million active part and accessory SKUs and 750,000 equipment models. Business is complicated, but we believe our customers’ technology tools don’t have to be. We remove the complexity of selling and servicing new and used vehicle inventory, parts, garments and accessories (PG&A) for customers in the automotive tire and wheel aftermarket, powersports, outdoor power equipment, marine, home medical equipment, recreational vehicles and appliance industries. More than 23,500 equipment dealers, 195 distributors and 3,360 brands worldwide leverage our web and eCatalog platforms to Sell More Stuff!™ For more information on ARI, visit investor.arinet.com.

Additional Information

•	Follow @ARI_Net on Twitter: twitter.com/ARI_Net
•	Become a fan of ARI on Facebook: www.facebook.com/ARInetwork
•	Join us on G+: plus.google.com/117293073211296447579
•	LinkedIn: linkedin.com/company/ari_2
•	Read more about ARI: investor.arinet.com/about-us

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Roy W. Olivier Hi Res | Roy W. Olivier Low Res

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Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in Part 1A of the Company’s most recent annual report on Form 10‐K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

For media inquiries, contact:

Colleen Malloy, Director of Marketing, ARI, 414.973.4323, colleen.malloy@arinet.com

Investor inquiries, contact:

Cody Slach or Sean Mansouri, Liolios 949.574.3860, ARIS@liolios.com